UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange

Act of 1934

Date of Report (Date of Earliest Event Reported):

February 12, 2014

MEASUREMENT SPECIALTIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666

(Address of principal executive offices) (Zip Code)

(757) 766-1500

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2014, the Board of Directors of Measurement Specialties, Inc. (the “Company”) adopted the Measurement Specialties, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) to be effective April 1, 2014. The Plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. The Plan provides deferred compensation benefits to a select group of management or highly compensated employees, as selected by the Company.

Under the Plan, the Company will provide eligible participating employees and non-employee directors the opportunity to agree to the deferral of up to 75% of base salary, up to 75% of certain cash bonuses and up to 100% of restricted stock unit awards, which amounts will be credited to the account maintained by the Company for the participant. The Company may also make discretionary contributions to participant accounts under the Plan, as determined by the Company in its sole discretion. Participant deferrals are at all times 100% vested. The Company will determine the vesting conditions, if any, with respect to discretionary contributions.

The payment obligations of the Company which arise under the Plan will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are subject to the risks of the Company’s insolvency.

Amounts deferred by a participant under the Plan and amounts contributed by the Company under the Plan, if any, will be credited to one or more bookkeeping reserve accounts which accounts will be used solely as a device for the measurement of amounts to be paid to the participant under the Plan and, even if the Company sets aside assets in a “rabbi” trust to secure its ability to pay such amounts, represent an unfunded, unsecured promise by the Company to pay such amounts in the future. Participant accounts do not represent ownership, or any ownership interest in, any particular assets; however, the value of a participant’s account(s) will be adjusted in accordance with the hypothetical investment(s) chosen by the participant, as described below.

The amount of compensation to be deferred by each participant will be determined in accordance with the terms of the Plan based on the elections made by each participant for the respective calendar year during which services are performed for the Company by the participant (each a “Performance Year”), and will be credited to the account maintained by the Company for the participant. A separate account will be maintained for each Performance Year for which a participant submits an election to defer compensation in accordance with the terms of the Plan.

With respect to each participant’s account(s), the account balance will be paid by the Company on such date or dates as is selected by the participant in accordance with the terms of the Plan or as otherwise provided in the Plan. The distributable events include disability and death, as well as a specified time designated by the participant in his or her deferral agreement, a change in control of the Company, separation from service with the Company, unforeseen emergencies, and in-service and education distributions. The payment obligations represented by the account will be indexed to one or more benchmark return options individually chosen by each participant from a list of investment media. A participant’s respective account balance for each Performance Year will be adjusted to reflect the investment experience, whether positive or negative, of the participant’s selected benchmark return options, including any appreciation or depreciation. Participants may change their investment allocations (other than any deferrals of restricted stock units which will remain denominated and payable in shares of common stock of the Company) at any time, subject to reasonable administrative restrictions. The payment obligations will be denominated and payable in United States dollars, with the exception of participant deferrals of restricted stock units which will be denominated and payable in shares of common stock of the Company.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan Document, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Measurement Specialties, Inc. Nonqualified Deferred Compensation Plan

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date: February 19, 2014